Heartland Financial USA, Inc.

2012 Long-Term Incentive Plan

Performance-Based Restricted Stock Unit Award Agreement

The Participant specified below is hereby granted a performance-based restricted stock unit award by Heartland Financial USA, Inc. under the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan. This Award shall be subject to the terms of the Plan and the terms set forth in this Award Agreement.

Section 1.    Award. The Company hereby grants to the Participant this Award of restricted stock units (each such unit, an “RSU”), where each RSU represents the right of the Participant to receive one Share in the future, subject to the terms of this Award Agreement and the Plan.

Section 2.    Terms of Restricted Stock Unit Award.  The following words and phrases relating to this Award shall have the following meanings:

(a)    The “Participant” is.

(b)    The “Grant Date” is .

(c)    The number of RSUs is.

(d)    “Performance Period” is .

(e)    The “Measurement Date” is .

(f)    For purposes of this Agreement, the Participant’s employer is.

Except for words and phrases otherwise defined in this Award Agreement (including in Section 19 below), any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.

Section 3.     Forfeiture, Earning and Vesting of RSUs.

(a)    General. The Participant shall forfeit the RSUs, earn the RSUs and vest in the RSUs pursuant to and subject to this Section 3, provided that Shares in connection with the RSUs shall be delivered pursuant to and subject to Section 6 below.

(b)    Forfeiture of RSUs.

(i)    Except as otherwise provided in this Section 3, the Participant shall forfeit any RSUs still subject to a Restricted Period (whether or not earned) as of the Participant’s Termination of Service.

(ii)    Subject to Section 5 below, the Participant shall forfeit any RSUs unearned as of the Measurement Date.

(c)    Earning of RSUs. The RSUs shall be eligible to be earned during the Performance Period, based on the level of achievement of the applicable Performance Targets, in accordance with the following allocations:

For Participants employed at the Company level:

Applicable Entity Performance	Earnings	Assets
100% of the RSUs may be earned based on Company performance (the “Company Units”)	70% of the Company Units may be earned based on Company Earnings Per Share (the “Company Earnings Units”)	30% of the Company Units may be earned based on Company Assets (the “Company Assets Units”)

For Participants employed at the Bank level:

Applicable Entity Performance	Earnings	Assets
40% of the RSUs may be earned based on Company performance (the “Company Units”)	70% of the Company Units may be earned based on Company Earnings Per Share (the “Company Earnings Units”)	30% of the Company Units may be earned based on Company Assets (the “Company Assets Units”)
60% of the RSUs may be earned based on Bank performance (the “Bank Units”)	70% of the Bank Units may be earned based on Bank Earnings (the “Bank Earnings Units”)	30% of the Bank Units may be earned based on Bank Assets (the “Bank Assets Units”)

(d)    Vesting of RSUs.

(i)    Only Earned RSUs shall be eligible for vesting, and vested RSUs shall be subject to the settlement restrictions set forth in Section 6 below.

(ii)    Except as otherwise provided in this Section 3, the “Restricted Period” shall begin on the Grant Date and shall end on the second anniversary of the Measurement Date. Earned RSUs shall vest on the last day of the Restricted Period, provided that the Participant has not incurred a Termination of Service before the end of the Restricted Period.

(iii)    Notwithstanding the foregoing provisions of this Section 3:

(A)    If the Participant’s Termination of Service occurs due to (1) termination of the Participant’s employment by the Participant’s employer without Cause, (2) the Participant’s Disability or (3) the Participant’s death, the Restricted Period shall end for any Earned RSUs and the Participant shall forfeit any unearned RSUs.

(B)    If the Participant’s Termination of Service occurs due to a Qualifying Retirement, (1) all or a portion of the RSUs may be eligible to become earned as determined by the Committee in its sole discretion, taking into consideration the date of, and actual performance through, the date of the Qualifying Retirement as determined by the Committee in its sole discretion; and (2) the Restricted Period for all or a portion of any Earned RSUs that are unvested (including those that become earned due to a Qualifying Retirement in accordance with this paragraph) may end as of the date of the Qualifying Retirement as determined by the Committee in its sole discretion; and the Participant shall forfeit any unearned and unvested RSUs as of such date.

(C)    Upon a Change in Control, the Restricted Period shall end for (1) all Earned RSUs, (2) all unearned RSUs if the Plan and this Award Agreement are not fully assumed in such Change in Control, and (3) all unearned RSUs if the Plan and this Award Agreement are fully assumed in such Change in Control and the Participant’s employment is terminated by the Participant’s employer without Cause or by the Participant for Good Reason following such Change in Control.

(D)    If the Participant’s Termination of Service occurs due to termination of the Participant’s employment by the Participant’s employer for Cause or by the Participant voluntarily (other than due to Retirement), the Participant shall forfeit all RSUs (whether or not earned) under the Plan and this Award Agreement.

Section 4.    Adjustments. In addition to any adjustments to this Award Agreement permitted under the Plan, the Committee may, in its sole discretion, make any reasonable adjustments to the Performance Targets and measures that it deems appropriate to reflect effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management Discussion and Analysis section of the Company’s annual report: (a) extraordinary, unusual or nonrecurring items of gain or loss, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting principles, regulations or laws or (d) mergers or acquisitions. The foregoing adjustments shall only be permissible by the Committee, as determined in the sole discretion of the Committee, to the extent such adjustments do not unreasonably benefit or penalize the Participant.

Section 5.    Circuit Breaker. As of the Measurement Date, no unearned RSUs may become Earned RSUs if as of such date there exists a material weakness in safety, soundness or compliance (e.g., a regulatory memorandum of understanding), at the Company level or the Bank level, as determined in the sole discretion of the Committee (a “Circuit Breaker”), such that a Circuit Breaker at the Bank level shall prevent the earning of RSUs for Participants employed by such Bank and that a Circuit Breaker at the Company level shall prevent the earning of RSUs by all Participants as of the Measurement Date; provided, however, that in the event a Circuit Breaker exists, RSUs that would become Earned RSUs but for the existence of the Circuit Breaker shall not be forfeited as of the Measurement Date, and may become Earned RSUs if the Circuit Breaker ceases to exist in its entirety prior to the second anniversary of the Measurement Date.

Section 6.    Settlement of RSUs. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)    Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the earned, vested and unrestricted RSUs within 30 days following the end of the respective Restricted Period.

(b)    Compliance with Applicable Laws.  Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.

(c)    Certificates Not Required.  To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Section 7.     Withholding.  All deliveries of Shares pursuant to this Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with this Award.  Except as may be provided otherwise by the Committee, such withholding obligations may be satisfied at the election of the Participant (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 8.    Non-Transferability of Award. This Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, this Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge, hypothecation or other disposition of this Award contrary to the provisions hereof, or the levy of any attachment or similar process upon this Award, shall be null and void and without effect.

Section 9.    No Rights as Stockholder. The Participant shall not have any rights of a Stockholder with respect to the RSUs, including but not limited to, dividend or voting rights, prior to the settlement of the RSUs pursuant to Section 6(a) above and issuance of a stock certificate or its equivalent as provided herein.

Section 10.    Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the Plan. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.

Section 11.    Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.

Section 12.    Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.

Section 13.    Not an Employment Contract. Neither this Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

Section 14.    Amendment.  Without limitation of Section 17 and Section 18 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.

Section 15.    Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 16.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 17.    Section 409A Amendment. This Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.

Section 18.    Clawback. This Award and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement, and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

Section 19.    Additional Definitions. For purposes of this Award Agreement, in additions to the terms set forth in Section 2 above, the following capitalized words and phrases shall have the following meanings:

(a)    “Award” means the grant of performance-based RSUs under this Award Agreement.

(b)    “Award Agreement” means this performance-based RSU award agreement.

(c)    “Bank” means the Participant’s employer, as may be applicable, which employer may be a Subsidiary bank or other Subsidiary or division of the Company or a Subsidiary.

(d)    “Bank Assets” means the Bank assets, as determined by the Committee in its sole discretion.

(e)    “Bank Assets Units” has the meaning set forth in Section 3(c) above.

(f)    “Bank Earnings” means the Bank earnings during the Performance Period, as determined by the Committee in its sole discretion.

(g)    “Bank Earnings Units” has the meaning set forth in Section 3(c) above.

(h)    “Bank Units” has the meaning set forth in Section 3(c) above.

(i)    “Circuit Breaker” has the meaning set forth in Section 5 above.

(j)    “Company” means Heartland Financial USA, Inc., a Delaware corporation.

(k)    “Company Assets” means the Company assets, as determined by the Committee in its sole discretion.

(l)    “Company Assets Units” has the meaning set forth in Section 3(c) above.

(m)    “Company Earnings” means the Company earnings during the Performance Period, as determined by the Committee in its sole discretion.

(n)    “Company EPS Units” has the meaning set forth in Section 3(c) above.

(o)    “Company Units” has the meaning set forth in Section 3(c) above.

(p)    “Designated Beneficiary” means the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.

(q)    “Earned RSU” means an RSU that is earned under this Award Agreement.

(r)    If the Participant is subject to a change in control agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason,” then, for purposes of this Award Agreement, the term “Good Reason” has the meaning set forth in such agreement; in the absence of such a definition, “Good Reason” means the occurrence of any of the following events:

(i)    The Participant is not reelected to, or is removed from, the Participant’s position with the Company or the Bank, other than as a result of the Participant’s election or appointment to a position or positions of equal or superior scope and responsibility, or the Company or the Bank fails to vest in the Participant the powers, authority and support services of any of such position or positions;

(ii)    The Participant is subjected to objectively difficult or unpleasant working conditions to the extent that a reasonable employee would feel compelled to resign, provided the Company has been given at least 15 days notice of such conditions and the Participant’s intent to resign, and the Company fails to remedy such conditions within 15 days of such notice; or

(iii)    The Participant is subjected to conditions constituting constructive discharge, as defined by State of Iowa statute or common law.

(s)    “Performance Targets” means the performance targets as reflected on Exhibit A hereto.

(t)    “Plan” means the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan.

(u)    “Policy” has the meaning set forth in Section 18 above.

(v)    “Qualifying Retirement” means the voluntary termination of the Participant’s employment by the Participant on or after the date the Participant reaches the age of 62 and has at least five years of service with the Company or a Subsidiary, provided that in order to constitute a Qualifying Retirement, the Participant must execute at the time of such termination or retirement (i) a general release and waiver of claims against the Company and (ii) a confidentiality, non-solicitation, and non-competition agreement with the Company, in each case in a form acceptable to the Company. Notwithstanding anything in this Award Agreement to the contrary, no RSUs shall become earned or vested under this Award Agreement due to a Qualifying Retirement unless the Committee determines in its sole discretion that such RSUs shall become earned or vested.

(w)    “Restricted Period” has the meaning set forth in Section 3(d)(ii) above.

(x)    “RSU” means a restricted stock unit under this Award Agreement.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.

Heartland Financial USA, Inc.
By:

Participant
Name:

Exhibit A

Performance Targets for

The RSUs shall be eligible to be earned based on achievement of the applicable Performance Targets set forth in the following charts, provided that the percentage of RSUs earned shall be determined based upon linear interpolation if the applicable “Threshold” Performance Target is exceeded and the applicable “Target” Performance Target is not fully achieved, and provided further that if the applicable “Threshold” Performance Target is not achieved, 0% of the respective RSUs shall be earned, and if the applicable “Target” Performance Target is exceeded, no more than 100% of the respective RSUs shall be earned. For example, with respect to the Company Earnings Units chart below, if the actual Company Earnings Per Share (EPS) were $2.55, the Percentage of Company Earnings Units Earned would be 75%; if the actual Company EPS were $2.39, the Percentage of Company Earnings Units Earned would be 0%; and if the actual Company EPS were $5.40, the Percentage of Company Earnings Units Earned would be 100%.

Company Earnings Units

	Company EPS Performance Targets	Percentage of Company Earnings Units Earned
Threshold	$_____	50%
Target	$_____	100%

Company Assets Units

	Company Assets Performance Targets (,000)	Percentage of Company Assets Units Earned
Threshold	$_____	50%
Target	$_____	100%

Bank Earnings Units

	Bank Earnings Performance Targets (,000)	Percentage of Bank Earnings Units Earned
Threshold	$_____	50%
Target	$_____	100%
*The chart immediately above is not applicable for a Participant employed at the Company level.

Bank Assets Units

	Bank Assets Performance Targets (,000)	Percentage of Bank Assets Units Earned
Threshold	$_____	50%
Target	$_____	100%
*The chart immediately above is not applicable for a Participant employed at the Company level.